EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
CarMax, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-100311, 333-127486, 333-135701, 333-152717, 333-160912, 333-183594, 333-212310, 333-232394, and 333-239438) on Form S-8 of CarMax, Inc. of our reports dated April 20, 2021, with respect to the consolidated balance sheets of CarMax, Inc. and subsidiaries (the Company) as of February 28, 2021 and February 29, 2020, the related consolidated statements of earnings, comprehensive income, cash flows and shareholders’ equity for each of the years in the three-year period ended February 28, 2021, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of February 28, 2021, which reports appear in the February 28, 2021 annual report on Form 10‑K of CarMax, Inc.
Our report dated April 20, 2021, on the consolidated financial statements refers to a change in the method of accounting for expected credit losses for financial instruments as of March 1, 2020, due to the Company’s adoption of Accounting Standards Update No. 2016-13—Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.

/s/ KPMG LLP

Richmond, Virginia
April 20, 2021